CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby  consent to the  incorporation  by reference in this  Post-Effective
Amendment No. 64 to the registration statement on Form N-1A ("Registration Statement", File No. 33-8982) of our reports dated December 14, 2000 relating to the financial statements and financial highlights appearing in the October 31, 2000 Annual Reports to the Shareholders of the Gradison Government Reserves Fund, Institutional Money Market Fund, Federal Money Market Fund, LifeChoice Conservative Investor Fund, LifeChoice Moderate Investor Fund, and LifeChoice Growth Investor Fund and our report dated December 18, 2000, relating to the financial statements and financial highlights appearing in the October 31, 2000 Annual Report to Shareholders of The Victory Portfolios (comprising, U.S. Government Obligations Fund, Prime Obligations Fund,
Financial Reserves Fund, Tax-Free Money Market Fund, Ohio Municipal Money Market Fund, Limited Term Income Fund, Intermediate Income Fund, Fund For Income, Investment Quality Bond Fund, National Municipal Bond Fund, New York Tax-Free Fund, Ohio Municipal Bond Fund, Balanced Fund, Convertible Securities Fund, Real Estate Investment Fund, Value Fund, Established Value Fund, Diversified Stock Fund, Stock Index Fund, Growth Fund, Special Value Fund, Small Company Opportunity Fund, International Growth Fund, and Nasdaq-100 Index Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the captions "Service Providers" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
December 27, 2001